Exhibit 10.56
June 13, 2005
Mr. Wilfred J. Corrigan
LSI Logic Corporation
1621 Barber Lane
Milpitas, CA 95035
Dear Wilf:
     This letter is to confirm the payments and benefits you will receive in connection with your cessation of service as the Chief Executive Officer (“CEO”) of LSI Logic Corporation (the “Company”) effective as of May 23, 2005 (the “Cessation Date”). On May 23, 2005, the Company’s Board of Directors appointed you to the position of non-executive Chairman of the Board.
     Under the terms of Section 7(a) of the September 20, 2001, Employment Agreement entered into between you and the Company, you will receive the following payments and other benefits in connection with your cessation of service as the Company’s CEO:
1.	Any unexpired Company stock options granted after September 20, 2001 will immediately become fully vested and exercisable as of the Cessation Date and you will have the full term of each respective option (as shown in the applicable option agreement) to exercise such option. In addition, you will have the full term (as shown in the applicable option agreement) to exercise your Company stock option grant numbers 018891 (granted November 11, 1999), 025112 (granted April 2, 2001). 012847 (granted August 15, 1997), and 015749 (granted November 20, 1998).

2.	Thirty-six (36) months of base salary (as in effect immediately prior to the Cessation Date) payable in a lump sum (less applicable withholding). This amount will be $2,580,000 (less applicable withholding).

3	300% of your 2005 target bonus payable in a lump sum (less applicable withholding). This amount will be $2,580,000 (less applicable withholding).

4.	Six (6) months continued health, dental and vision coverage benefits under the Company’s medical, dental and vision plans at the same level as such benefits were in effect for you on the day immediately preceding the Cessation Date. The cost of this coverage (the Company’s premium amount is approximately equal to $14.200) will be taxable income to you.

5.	Commencing on November 23, 2005, eighteen (18) months health, dental and vision coverage benefits, provided, however, that you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA’’), within the time period prescribed pursuant to COBRA with such benefits to be provided at the same level as was in effect for you on the day immediately preceding the Cessation Date. The cost of this coverage (the Company’s premium amount is approximately equal to $42,600) will be taxable income to you.

6.	Payment of life insurance benefits during the period eighteen (18) months following the Cessation Date at the same level as such benefits were in effect for you on the day immediately preceding the Cessation Date. The cost of this coverage (the Company’s premium amount is approximately equal to $2,000) will be taxable income to you.

7.	The Company will pay you any unpaid base salary for periods prior to the Cessation Date, all of your accrued and unused vacation through the Cessation Date and any unreimbursed business expenses incurred prior to the Cessation Date.
     In addition, under the provisions of the LSI Logic self-insured medical plan, your dependent child’s medical benefits will continue after your health, dental and vision coverage benefits expire, until she reaches age 65. (The approximate actuarial present value of this benefit is $88,700.)
     Wilf on behalf of the Company, I thank you for your dedication and tireless efforts on the Company’s behalf. I look forward to continuing to work with you in your new role as the Company’s non-executive Chairman of the Board. Please confirm that the above reflect your understanding of these matters by signing one copy of this letter below and returning the signed copy to David Pursel.

Sincerely,
/s/ James H. Keyes
James H. Keyes
Lead Director LSI Logic Board of Directors

Understood and agreed:

/s/ Wilfred J. Corrigan
Wilfred J. Corrigan